Exhibit 10.13

As of August 10, 2005

CEA Acquisition Corporation

101 East Kennedy Boulevard – Suite 3300

Tampa, Florida 33602

Attention: Don Russell and Robert Moreyra

Gentlemen:

This is to confirm our agreement whereby CEA Acquisition Corporation (the “Company”) has agreed to compensate EarlyBirdCapital, Inc. and American Fund Advisors (together, the “Finders”) in connection with the introduction of etrials Worldwide, Inc. to the Company as follows:

A cash fee to the Finders equal to $100,000 (One Hundred Thousand) payable on the closing of the proposed transaction.

Warrants issued to the Finders or their designees, to purchase 50,000 shares of common stock on identical terms as the public warrants currently outstanding. The warrants shall be afforded unlimited piggyback registration rights for the shares underlying the warrants so long as their inclusion is permitted by the rules pertaining to the form of the registration statement and subject to customary underwriter cutbacks in the event of primary offerings.

All compensation payable to the Finders shall be paid 50% to EarlyBirdCapital, Inc. and 50% to American Fund Advisors.

If the foregoing correctly sets forth the understanding between the Finders and the Company, please so indicate your agreement by signing below, at which time this letter shall become a binding contract.

EARLYBIRDCAPITAL, INC.		AMERICAN FUND ADVISORS

By:	/s/ STEVEN LEVINE	By:	/s/ MARC H. KLEE
Name:	Steven Levine	Name:	Marc H. Klee
Title:	Chief Executive Officer	Title:	Executive Vice President

ACCEPETED AND AGREED TO:

CEA ACQUISITION CORPORATION

By:	/s/ ROBERT MOREYRA
Name:	Robert Moreyra
Title:	Executive Vice President